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EXHIBIT 99-1


Analyst contact:
Dennis E. McDaniel
Vice President and Controller
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release
---------------------

                            OHIO CASUALTY CORPORATION
                            -------------------------
                       REPORTS THIRD QUARTER 2002 RESULTS
                       ----------------------------------

FAIRFIELD, Ohio, October 30, 2002 --- Ohio Casualty Corporation (Nasdaq: OCAS) today announced a net loss of $69.9 million, or $1.14 per share, for the third quarter ended September 30, 2002. In the same quarter of 2001, the Corporation reported net income of $44.2 million, or $.73 per share.

After-tax operating income, which differs from net income by the exclusion of realized investment gains (losses), for the third quarter of 2002 was an operating loss of $66.3 million, or $1.08 per share, compared with an operating loss of $1.9 million, or $.03 per share, for the third quarter of 2001.

President and Chief Executive Officer Dan Carmichael, CPCU stated, "While we are extremely disappointed in the results for the current quarter, our current year-to-date accident year statutory loss and loss adjustment expense ratio of 72.9% continues to show improvement over the 2001 ratio of 74.6%. This and other strategic factors validate our confidence in our underwriting and pricing strategies. Current accident year ratios measure underwriting profitability on insured events during the current year, while prior accident year ratios relate to insured events during prior years. Although prior accident year related losses and a non-cash charge related to the agent intangible asset have impacted the current period results and our book value per share, the business we have written this year continues to perform well. Furthermore, we remain fully committed to the strategies and long-term vision for the business."

Results for the third quarter 2002 were negatively impacted by losses and loss adjustment expenses for prior accident years totaling $62.2 million before tax. The after-tax impact


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of this adverse development was $40.6 million, or $.66 per share, and compares to a third quarter 2001 adverse development impact of $4.7 million after tax, or $.08 per share. Losses and loss adjustment expenses for prior accident years in the current quarter were largely related to construction defect claims, commercial automobile business, and New Jersey private passenger auto business. Construction defect represented approximately 74% of the total adverse development for the quarter. Third quarter 2002 results also included a $54.0 million pre-tax impairment write down of the Corporation's agent relationships intangible asset due to changes in estimated future cash flows for certain agents. This negatively impacted after-tax results by $35.2 million, or $.57 per share, compared to $.9 million, or $.01 per share, for the same quarter last year. Together, these two factors impacted the current quarter's earnings by $1.23 per share.

Mr. Carmichael commented, "Construction defect related losses for prior accident years negatively impacted current results due to increased severity for claims related to certain types of developers and contractors. Our recent analysis indicates that the severity of these claims that have recently emerged is significantly greater than the severity of construction defect claims previously received. After completing a thorough review, we are increasing reserves for these claims and are establishing reserves for business that has similar exposures but does not yet have reported claims activity. In 2000, we actively began non-renewing certain classes of business we believed could expose us to severe construction defect claims. Consequently, the current accident year results are less affected by construction defect exposures than prior accident year results. We have now expanded the types of business to be non-renewed due to the review and our current view of our construction defect exposure."

Mr. Carmichael continued, "The agent relationships asset is an identifiable intangible asset acquired in connection with the acquisition of the commercial lines business from Great American Insurance Company in 1998 and impairment write-downs of such assets are non-cash charges. Generally Accepted Accounting Principles require the Corporation to perform a periodic comparison of estimated future cash flows to the carrying value of the intangible asset.
If the estimated future cash flows are less than the carrying value for any individual agent included in the asset, that portion of the asset must be written down to its estimated fair value. It has been a year since the last of the Great American policies were converted to our policy forms and integrated into the Ohio Casualty system, so we now have updated information about premium trends and loss ratios for each of the acquired agents included in the agent asset. We used the updated premium information plus combined ratio assumptions for purposes of estimating future cash flows for these agents and concluded that 139 agents of 410 had become impaired, resulting in a $54.0 million asset write down for those agents. The calculation of impairment follows accounting guidelines that do not permit increasing the intangible value for agents who are now projected to generate more profit than was expected at the time of the initial assignment of the intangible value to each agent. Overall, the estimated future cash flows for the remaining acquired agents exceed the remaining current asset book value of $171.2 million by a significant amount. Furthermore, based on historic data the remaining agents are very profitable. Nevertheless, future cancellation of agents included in the agent relationship intangible asset or a diminution of certain former
Great American agents' estimated future revenues or profitability is likely to cause further


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impairment losses beyond the quarterly amortization of the remaining asset value over the remaining useful lives."

The underwriting expense ratio of 37.9% for the quarter was negatively impacted primarily by higher commission costs and the write-off of premiums receivable related to the 1998 acquisition of commercial lines business from Great American Insurance Company and its affiliates. "Commission reductions announced last year do not take full effect until the fourth quarter of 2002 due to notification requirements of up to twelve months for some agents," said Chief Financial Officer Donald McKee. "In the current quarter the all lines commission expense ratio increased due to significant growth in the commercial umbrella line, which on a net of reinsurance basis has the highest commission ratio. In addition, we increased reserves for bonus commissions to key agents since that part of our business had improved profitability compared to the previous bonus commission estimate. We also wrote off approximately $4 million before tax in past due receivables, mostly for acquired business written on Great American policies. We made good progress in collections on approximately $7 million in premiums that were past due at the time of acquisition, but we have determined that it is unlikely that much of the remainder will be collected," added McKee.

Consolidated before-tax net investment income for the third quarter of 2002 was $51.8 million, or $.84 per share, compared with $53.1 million, or $.88 per share, in the third quarter of 2001.

At September 30, 2002, statutory surplus was $680 million. This is a decrease of $83.2 million from June 30, 2002. Of this decline, $48.6 million is attributable to the decline in equity values from June 30, 2002 to September 30, 2002.

Year-to-date Results

Net loss for the nine months ended September 30, 2002, totaled $30.0 million, or $.49 per share, compared with net income of $56.8 million, or $.94 per share, for the same period of 2001. Year-to-date operating loss was $47.4 million, or $.77 per share, compared with an operating loss of $25.2 million, or $.42 per share, in the same period of 2001. After-tax realized capital gains for the first nine months of 2002 were $17.4 million, or $.28 per share, compared with capital gains of $81.9 million, or $1.36 per share, in the same period of 2001. Before-tax net investment income was $153.4 million for the nine months ending September 30, 2002, compared with $156.5 million in 2001.

Property-Casualty Operations

The table below summarizes the statutory net premiums written for the business units:


Statutory
Net Premiums Written     Third Quarter      %              YTD Sept 30       %
($ in millions)          2002     2001     Chg            2002     2001     Chg
--------------------    ------  -------    ----          -------  ------   -----
   Commercial Lines     $180.9   $164.7    9.8        $  579.9   $  528.9     9.6
   Specialty Lines        47.9     38.5    24.5          132.7      105.5    25.8
   Personal Lines        121.9    164.6   (25.9)         388.2      494.2   (21.4)
                        ------   ------   ------      --------   --------   ------
      All Lines         $350.7   $367.8    (4.7)      $1,100.8   $1,128.6    (2.5)



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Personal Lines 2002 net premiums written declined as expected, driven by management decisions to cancel unprofitable agents and withdraw from New Jersey private passenger auto and other selected markets. These actions caused a $39.0 million decrease in Personal Lines net premiums written in the third quarter of 2002. The Group's exit from the New Jersey private passenger auto market, which began in March 2002, made up $31.5 million of the decrease.

Renewal price increases continue to have a positive impact on net premiums written. The third quarter 2002 average renewal price increase of 14.8%, including exposure changes, for the Commercial Lines direct premiums written, increased from the 13.9% average renewal price increase in the same period of 2001. For commercial umbrella business in the Specialty Lines business unit, average renewal price increases were 35.8% for the third quarter of 2002, compared with 19.5% for the same quarter in 2001. Second quarter 2002 average renewal price increases for commercial umbrella business were 37.7%.

The statutory combined ratio is a commonly used gauge of statutory underwriting performance measuring the percentage of premium dollars used to pay insurance losses and related expenses. The table below summarizes the statutory combined ratio results by business unit for recent periods:



                              Calendar Year              Calendar Year
                              Third Quarter          Year-To-Date Sept 30,
Statutory Combined Ratio       2002     2001               2002     2001
------------------------       ----     ----               ----     ----
   Commercial Lines           139.9%   117.8%             118.0%   119.7%
   Specialty Lines            121.9%    92.7%             101.4%    81.0%
   Personal Lines             114.2%   111.2%             112.6%   113.4%
                              ------   ------             ------   ------
      All Lines               128.5%   112.5%             114.6%   113.5%




The deterioration in the All Lines third quarter 2002 statutory combined ratio is due primarily to the impact of losses and loss adjustment expenses for prior accident years. The third quarter 2002 Commercial Lines loss and loss adjustment expense ratios increased 18.0 points over the same quarter last year. The Specialty Lines loss adjustment expense ratio for the third quarter 2002 increased 15.6 points compared to the same period last year and was driven by increases in reserves. The Specialty Lines underwriting expense ratio increased 12.9 points for the same periods due primarily to the elimination of the commercial umbrella ceding commission for 2002. The Personal Lines results were negatively impacted by poor results in the New Jersey private passenger auto market. New Jersey private passenger auto results added 9.7 points to the third quarter 2002 countrywide Personal Lines combined ratio and 3.1 points to the third quarter 2002 countrywide All Lines combined ratio. In 2001, the New Jersey private passenger auto results added 1.3 points to the third quarter Personal Lines combined ratio while adding .4 points to the All Lines combined ratio.

The third quarter 2002 All Lines combined ratio of 128.5% was 16.0 points higher than the third quarter 2001 All Lines combined ratio. The variance between these combined ratios is summarized in the table below:


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                                                   Variance
                                                  from Third
                                                   Qtr 2001
                                                  ----------
Combined ratio - third quarter 2001                 112.5%
New Jersey personal auto impact compared
  to prior period                                     2.7%
Adverse development excluding NJ personal
  auto compared to prior period                      15.9%
Other loss/loss adjustment expense worse
  (better) than prior period                        (8.1)%
Higher commissions due to mix of business
  change and bonus accrual                           3.0%
Elimination of third quarter 2001 umbrella
  ceding commission                                  0.6%
One-time past due premium receivable
  write-off                                          1.2%
Higher premium taxes/other expenses
  compared to prior period                           0.7%
                                                   ------
Third quarter 2001 combined ratio plus
  above variance items                             128.5%


The statutory loss and loss adjustment expense ratios were impacted negatively in 2002 for adjustments to the provision for prior years' business. During the third quarter 2002, the adverse development was concentrated in the following product lines: general liability, commercial multiple peril, commercial umbrella, commercial auto, and New Jersey private passenger auto. Construction defect claims drove the adverse development in the general liability, commercial multiple peril and commercial umbrella product lines.
In the first and second quarters of 2002, the adverse development was concentrated in the general liability and workers' compensation product lines. In total, this adverse development for prior years' losses and loss adjustment expenses added 17.4 and 7.0 points to the third quarter 2002 and year-to-date 2002 statutory combined ratios, respectively.

The statutory loss adjustment expense ratio for the third quarter of 2002 was 20.6%, 6.9 points higher than the third quarter 2001 loss adjustment expense ratio of 13.7%. Most of the increase is due to increased estimates of legal costs on claims from prior years.

Catastrophe losses in the third quarter of 2002 were $3.7 million, a decrease of $8.3 million from the same period of 2001. Catastrophe losses added 1.0 point to the statutory combined ratio in the third quarter of 2002. In the third quarter of 2001, catastrophe losses added 3.2 points to the combined ratio. Historically, the Group has incurred higher catastrophe losses in the second and third quarters than in the first and fourth quarters.

The third quarter 2002 statutory underwriting expense as a percent of net premiums written was 37.9%, compared with 31.4% in the comparable quarter of 2001. As reported earlier in this press release, increases in commission expense as a ratio to net premiums written and premiums receivable charged off as a ratio to net premiums written accounts for most of the third quarter increase compared to the third quarter 2001. The exit from the New Jersey private passenger auto market, which had relatively low commissions and low variable processing costs, has caused an expected increase to the underwriting expense ratio. The elimination of ceding commissions received on umbrella premiums ceded to reinsurers, as previously announced in the February 5, 2002 Corporate Strategic Plan update, also contributed to the current quarter increase in the underwriting expense ratio compared to the same quarter a year ago.

As of September 30, 2002, the employee count declined to 3,034, compared with 3,402 at September 30, 2001, and 3,365 at December 31, 2001.

Corporate Strategic Plan Financial Forecast

The Corporation will not meet its previously announced Corporate Strategic
Plan financial forecast for year 2002. Net premiums written of approximately $327 million are expected for the fourth quarter 2002. This would represent a decrease of approximately 5% compared to premiums written in the fourth quarter of 2001. The calendar year statutory combined ratio for the fourth quarter 2002 is expected to be approximately 106.0%. This would result in a full year 2002 combined ratio of approximately 112.6%.

The Corporation expects further improvement in the calendar and accident year statutory combined ratios during 2003 compared to 2002. Management is currently in the process of developing and quantifying its plans for 2003. The Corporate Strategic Plan financial forecast is being withdrawn. Upon completion of the planning process for 2003 management expects to issue an update to the Corporate Strategic Plan financial forecast.

Assets, Investments and Shareholders' Equity

Consolidated corporate assets were $4.64 billion on September 30, 2002, compared with $4.52 billion at December 31, 2001. Investments in securities were $3.03 billion at cost, with an estimated fair market value of $3.44 billion at September 30, 2002, compared with $2.89 billion at cost, with an estimated fair market value of $3.32 billion at December 31, 2001. Shareholders' equity was $1.05 billion at September 30, 2002, compared with $1.08 billion at December 31, 2001. Book value per share at September 30, 2002 was $17.23, compared with $17.97 at December 31, 2001.

Conference Call

The Corporation will conduct a conference call to discuss information included in this news release and related matters at 1:30 p.m. EST on Wednesday, October 30, 2002. The conference call will be Webcast simultaneously in a listen only mode via Investor Broadcast Network's Vcall Website, located at http://www.vcall.com. To listen to the live call, please go to the Website at least fifteen minutes early to register, download and install any necessary audio software. There is no charge to access the call.

Corporate Profile

Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 40th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2002). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $4.6 billion as of September 30, 2002.

Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are


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not historical information, are forward-looking statements.  The Private
Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The operations, performance and development of the Corporation's business are subject to risks and uncertainties which may cause actual results to differ materially from those contained in or supported by the forward looking statements in this release. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; rating agency actions; acts of war and terrorist activities; ability of Ohio Casualty to retain business acquired from the Great American Insurance Company; ability to achieve targeted expense savings; ability to achieve premium targets and profitability goals; and general economic and market conditions.

Ohio Casualty Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.


		 (Table Follows)


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


OHIO CASUALTY CORPORATION
EARNINGS FOR THE THIRD QUARTER OF 2002
(in thousands)  (2002 Data Unaudited)

                                       Three Months Ended               Nine Months Ended
                                          September 30                    September 30
                                           2002         2001               2002        2001
                                    --------------------------       ------------------------

Premiums and finance charges earned  $   356,959   $   374,327        $ 1,082,674   $ 1,134,397

Investment income less expenses,
   before tax                        $    51,767   $    53,068        $   153,369   $   156,468

Investment gain (loss) realized,
   before tax                        $    (5,539)  $    71,033        $    26,783   $   126,065

Total Revenues                       $   403,187   $   498,428        $ 1,262,826   $ 1,416,930

Operating income (loss), after tax   $   (66,335)  $    (1,942)       $   (47,408)  $   (25,158)
   Per share                         $     (1.08)  $     (0.03)       $     (0.77)  $     (0.42)

Investment gain (loss) realized,
   after tax                         $    (3,600)  $    46,170        $    17,410   $    81,942
      Per share                      $     (0.06)  $      0.76        $      0.28   $      1.36

Net income (loss), after tax         $   (69,935)  $    44,228        $   (29,998)  $    56,784
   Per share                         $     (1.14)  $      0.73        $     (0.49)  $      0.94

Average shares outstanding - diluted       61,422      60,400              61,334        60,146

Statutory property and casualty:
   Premium written                   $   350,670   $   367,826        $ 1,100,819   $ 1,128,558
   Combined ratio                          128.5%        112.5%             114.6%        113.5%

Supplemental Information as of September 30

Total assets                                                          $ 4,639,493 $ 4,571,267
   Investments in securities                                          $ 3,443,002 $ 3,362,480
   Agent relationships asset                                          $   171,243 $   246,224

Total liabilities                                                     $ 3,594,282 $ 3,489,078
   Loss & loss adj expense reserves                                   $ 2,319,637 $ 2,136,778
   Notes payable                                                      $   198,302 $   210,330

Total shareholders' equity                                            $ 1,045,211 $ 1,082,189

Number of common shares outstanding                                        60,657      60,078

Statutory policyholders' surplus                                      $   679,879 $   766,845




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